EXHIBIT 99.1

NOTICE OF CONVERSION RIGHT FOR CONVERTIBLE SENIOR NOTES

Chicago, IL, April 5, 2007 – Ryerson Inc.’s (NYSE: RYI) 3.50% Convertible Senior Notes due 2024 will be convertible during the fiscal quarter ending June 30, 2007 due to a conversion condition having been met. The company issued these notes under an indenture that provides that the notes are convertible, at the option of the holders, at any time during a fiscal quarter if during the last 30 consecutive trading days of the preceding quarter, the company’s common stock trades at a price exceeding 125% of the conversion price for 20 trading days. On conversion, the company will pay, for each $1,000 principal amount of notes being converted, an amount equal to $1,000 plus, to the extent the conversion value exceeds $1,000, shares of common stock of the company.

The conversion condition was met when the closing price of Ryerson Inc.’s common stock price exceeded $26.71 for each of the thirty final trading days of the calendar quarter ended March 31, 2007.

Note holders interested in converting should follow the procedures detailed in the indenture between the company and the Bank of New York, which indenture is available on the company’s website www.ryerson.com under the investor relations tab as an exhibit to the company’s Current Report on Form 8-K filed on December 13, 2004.

If all the notes had been converted as of March 31, 2007, the company would have issued approximately 3.8 million shares of common stock and paid approximately $175 million in cash. The company believes that cash flow from operations and availability under its credit and securitization facilities provides sufficient funds to repay the cash portion of any note conversions during the second quarter of 2007. As of March 31, 2007, the combined borrowing availability under the credit and securitization facilities was $451 million.

The company reports earnings per share on a diluted basis and the calculation of diluted earnings per share for the year ended December 31, 2006 was based on 28.7 million shares, including 1.3 million shares related to the convertible notes based on the weighted average common stock price over the period. For the three months ending March 31, 2007, the diluted earnings per share calculation will include 2.9 million shares related to the convertible notes based on the weighted average common stock price for the first quarter of 2007.

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Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China.